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   ISIS PHARMACEUTICALS ESTABLISHES NEW SUPPLY AGREEMENT AND BROADENS LICENSE
                     TO KEY ANTISENSE INTELLECTUAL PROPERTY

Carlsbad, CA and Coraville, IA December 27, 2001 -- Isis Pharmaceuticals, Inc. (NASDAQ: ISIP) announced today it has established a long-term research-scale antisense inhibitor supply agreement with Integrated DNA Technologies, Inc.
(IDT). IDT is a leading supplier of antisense inhibitors used in research. Additionally, Isis has further solidified its intellectual property leadership position in antisense technology by broadening its license to certain antisense patents.

In the long-term supply agreement Isis has initiated with IDT, IDT will manufacture research-scale antisense inhibitors and research reagents to Isis specifications. The agreement enables Isis to meet increasing demand for functional genomics services that its GeneTrove division provides to a growing number of major pharmaceutical and biotechnology customers. Isis will pay IDT $5 million toward Isis' future purchase of antisense inhibitors from IDT. The transaction provides IDT with financing for the company's operations expansion.

Consistent with Isis' goal of broad control of intellectual property associated with antisense technology, Isis has expanded its existing licensing agreement with IDT on certain patents, which are useful in functional genomics and in making certain antisense drugs. The expanded license allows Isis to exclusively sublicense this intellectual property for functional genomics purposes. The agreement also eliminates milestone payments and significantly reduces royalty rates associated with commercialized second-generation antisense drugs. Isis will pay IDT $4.9 million for the broadened intellectual property license.

Isis' intellectual property estate is comprised of nearly 900 issued patents that Isis owns or exclusively licenses, covering RNA-based drug discovery and development. The company's functional genomics suite of patents is made up of approximately 50 patents and applications. This functional genomics suite of patents broadly covers the use of RNA/DNA oligonucleotides, or antisense inhibitors, in gene functionalization and target validation, including: chemistries; antisense inhibitor designs called "motifs;" methods of use of antisense inhibitors; and mechanisms of action by which antisense inhibitors inactivate an RNA target.

"Our GeneTrove division has enjoyed tremendous success this year, adding Celera, Lilly and Chiron to its roster of collaborators. The supply agreement we've initiated augments our capacity to support these programs and continue to build our GeneTrove business," said B. Lynne Parshall, Isis Executive Vice President and Chief Financial Officer. "Importantly, this transaction enhances Isis' intellectual property licensing program and supports our control over second-generation antisense drugs, which we believe offer broad potential to treat a wide range of diseases. It also improves the economics of the second-generation drugs we develop."

"IDT is pleased to enter into this licensing agreement with an established partner like Isis, and to continue to be a principle supplier of antisense inhibitors and research reagents for Isis' research and development programs, and to Isis' growing list of licensees and collaborators," said Joseph A. Walder, M.D., Ph.D., President and CEO of IDT. "Importantly for IDT, this transaction fortifies our financial position and facilitates our growth to meet market demand in the ever-expanding global life sciences market."

Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel human therapeutic drugs. The company has commercialized its first product, Vitravene-Registered Trademark- (fomivirsen), to treat CMV-induced retinitis in AIDS patients. In addition, Isis has 13 products in its development pipeline with two in Phase III and seven in Phase II human clinical trials. ISIS 3521, an inhibitor of PKC-alpha, is in Phase III trials for non-small cell lung cancer, and alicaforsen (ISIS 2302), an ICAM-1 inhibitor, is also in Phase III trials for Crohn's disease. Isis has a broad patent estate as the owner or exclusive licensee of nearly 900 issued patents worldwide. Isis' GeneTrove-TM-division uses antisense to assist pharmaceutical industry partners in validating and prioritizing potential gene targets through customized services and access to an extensive gene function database. Ibis Therapeutics-TM- is a division focused on the discovery of small molecule drugs that bind to RNA. Additional information about Isis is available at www.isip.com.

Integrated DNA Technologies, Inc., an Iowa-based biotechnology company, was founded in 1987 by Dr. Joseph A. Walder. Dr. Walder has continued with the company and is presently Corporate President and CEO. The company initially worked as a research facility in the antisense area, and continues research programs in nucleic acids and

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related chemistries. The company has patented technology, which it has licensed to other companies as well as patents pending. Since 1992 the company has produced chemical/biological items used by researchers in the biotechnology industry focusing on short segment DNA. With over 300 employees, including a national and international sales force, IDT services over 16,000 customers in fifty countries around the globe. IDT is a recognized world leader in advancing biotechnology research as both a supplier of oligonucleotides and an innovator of new technology.

Integrated DNA Technologies' production facility is located in Coralville, Iowa near the University of Iowa, which has one of the largest medical complexes and medical teaching facilities in the country. The region is one of the fastest growing high tech corridors in the United States. The company also has a corporate office in the Chicago area. Integrated DNA Technologies, Inc. is dedicated to being the world's leader in innovation and precision in nucleic acid synthesis. Additional information about IDT may be found on its web site at www.idtdna.com.

This press release contains forward-looking statements concerning Isis Pharmaceuticals and the potential of the company's intellectual property position and Isis' current and future relationship with IDT. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and financing such activities. Actual results could differ materially from those projected in this release. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis' research and development programs are described in additional detail on Quarterly Report on Form 10-Q for the period ended September 30, 2001 which is on file with the U.S. Securities and Exchange Commission, copies of which are available from the company.

Vitravene-Registered Trademark- is a trademark of Novartis AG.
GeneTrove-TM- and Ibis Therapeutics-TM- are trademarks of Isis Pharmaceuticals, Inc.